Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2013 FOURTH QUARTER AND FULL YEAR RESULTS

-Reports Record Quarterly and Full Year Home Sales Revenue and Earnings-

-Announced Agreement to Combine with the Weyerhaeuser Real Estate Company (“WRECO”)-

Irvine, California, February 27, 2014 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced record results for the fourth quarter and full year ended December 31, 2013.

2013 Fourth Quarter Highlights and Comparisons to the 2012 Fourth Quarter

•	Net income was $8.3 million, or $0.26 per diluted share compared to net income of $6.4 million, or $0.30 per diluted share

•	Diluted earnings per share was $0.33* for the 2013 fourth quarter excluding expenses associated with the WRECO transaction

•	New home orders increased 17% to 88 compared to 75

•	Active selling communities averaged 8.3 compared to 7.0

•	New home orders per average selling community were 10.6 orders (3.53 monthly) compared to 10.7 orders (3.57 monthly)

•	Cancellation rate remained consistent at 16%

•	Backlog increased 119% to 149 homes with a dollar value increase of 235%, to $111.6 million

•	Average sales price in backlog increased 53% to $749,000

•	Home sales revenue of $119.0 million, an increase of 116%

•	New homes deliveries of 166, up 87%

•	Average sales price of homes delivered grew 16% to $717,000

•	Homebuilding gross margin percentage of 23.0%, an increase of 280 basis points

•	Acquired 758 lots valued at $111.4 million and contracted an additional 349 controlled lots

•	Ratio of debt to capital of 30.0% as of December 31, 2013

2013 Fiscal Year Highlights and Comparisons to the 2012 Fiscal Year

•	Net income was $15.4 million, or $0.50 per diluted share compared to net income of $2.5 million, or $0.12 per diluted share

•	Diluted earnings per share was $0.58* for the 2013 fiscal year excluding expenses associated with the WRECO transaction

•	New home orders increased 134% to 477 compared to 204

•	Home sales revenue was $247.1 million compared to $77.5 million

•	New home deliveries of 396, up 175%

•	Average sales price of homes delivered grew 16% to $624,000

•	Homebuilding gross margin percentage of 21.9%, an increase of 410 basis points

•	SG&A expense as a percentage of homes sales revenue improved to 10.3% compared to 14.7%

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 12

Douglas F. Bauer, Chief Executive Officer stated, “2013 was a significant year for the company across all operating and financial metrics as we grew from our IPO in January 2013. Our team was able to execute on our 2013 plan while also working diligently towards a successful transaction with WRECO, which will transform the company to one of the largest builders in our industry. As we work hand in hand with the WRECO management to streamline the integration of these outstanding companies, we look forward to hitting the ground running in some of the strongest housing markets in the nation.”

Fourth quarter 2013 operating results

Net income was $8.3 million, or $0.26 per diluted share in the fourth quarter of 2013, compared to net income of $6.4 million, or $0.30 per diluted share for the fourth quarter of 2012. The improvement in net income was primarily driven by a $16.2 million increase in homebuilding gross margin due to higher home sales revenue and increased homebuilding gross margin percentages, offset by an increase in SG&A expense of $3.9 million and an increase in our provision for income taxes of $7.0 million. The reduction in earnings per diluted share reflects a higher share count as a result of our initial public offering in January 2013. Net income for the fourth quarter of 2013 was impacted by $3.6 million of expenses associated with the WRECO transaction. Excluding the WRECO transaction expenses, net income would have been $10.3 million*, or $0.33* per diluted share.

Home sales revenue increased $63.8 million to $119.0 million for the 2013 fourth quarter, as compared to $55.2 million for the same period in 2012, primarily attributable to a significant increase in new homes delivered to 166 and an improvement in the Company’s average sales price of homes delivered to $717,000. The growth in new home deliveries was due to a significant increase in our absorption during the first three quarters of 2013 which resulted in higher backlog going into the 2013 fourth quarter. The increase in the average sales price of homes delivered reflects increased pricing power and a change in product mix to more move-up product at our new communities compared to the prior year.

New home orders increased to 88 homes for the 2013 fourth quarter, as compared to 75 homes for the same period in 2012. The Company’s overall absorption rate per average selling community for the three months ended December 31, 2013 was 10.6 orders (3.53 monthly), compared to 10.7 orders (3.57 monthly) during the same period in 2012. The increase in new home orders for the 2013 fourth quarter resulted in an increase in the number of homes in backlog to 149, representing approximately $111.6 million in home sales revenue. The average sales price of homes in backlog increased $259,000, or 53%, to $749,000 compared to December 31, 2012. The increase in average sales price of homes in backlog was the result of increased pricing power and a change in product mix to more move-up product at our new communities compared to the prior year. We expect our average sales price will continue to vary from quarter to quarter due to the mix of products and the timing of our new communities.

The Company’s homebuilding gross margin percentage for the 2013 fourth quarter increased 280 basis points to 23.0% compared to 20.2% for the same period in 2012. This increase compared to the same period in 2012 was primarily due to price increases during 2013 and the delivery unit mix from new projects which are achieving higher homebuilding gross margins. Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 23.6%* for the 2013 fourth quarter versus 21.4%* for the same period in 2012.

SG&A expense for the 2013 fourth quarter was $8.8 million (7.4% of home sales revenue) compared to $4.9 million (8.9% of home sales revenue) for the same period in 2012. The increase was attributable to a $1.0 million increase in sales and marketing expenses related to the planned growth in the number of active selling communities and the number of homes delivered. In addition, general and administrative expenses increased $2.9 million primarily due to compensation related expenses as a result of increased office headcount and other costs incurred to support the Company’s continued growth.

The Company purchased 758 lots valued at $111.4 million during the 2013 fourth quarter, 364 of which were located in Southern California, 234 in Northern California and 160 in Colorado. Furthermore, an additional 349 lots were contracted or controlled during the fourth quarter, the majority of which were located in Southern California. As of December 31, 2013, the Company owned or controlled 3,466 lots, of which 2,282 are owned and actively selling or under development and 1,184 are controlled under land option contracts or purchase contracts. Of the 3,466 lots owned and controlled, 1,746 are in Southern California, 1,139 in Northern California and 581 in Colorado.

Thomas J. Mitchell, President and Chief Operating Officer, commented, “We continue to execute on our communicated strategy of growing our presence in high demand markets as evidenced by the ongoing additions of well-located land in our three core markets. Into 2014, we remain focused on adding new lots, diversifying our product offering and enhancing our operations as we continue to benefit from improving housing and economic momentum in our regional markets.”

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 12

WRECO Transaction

On November 4, 2013, TRI Pointe announced that its Board of Directors approved a definitive agreement pursuant to which WRECO, the wholly-owned homebuilding and real estate subsidiary of Weyerhaeuser Company (NYSE: WY) (“Weyerhaeuser”), will combine with a subsidiary of TRI Pointe in a transaction valued at approximately $2.7 billion as of that date. The transaction, which is expected to close in the third quarter of 2014, will establish TRI Pointe as one of the 10 largest homebuilders in the United States based on estimated combined equity market value.

2014 Outlook

In 2014, the Company, exclusive of the WRECO transaction, expects to open 24 new selling communities, of which 18 are in California and 6 in Colorado. During the first quarter, we will open two new selling communities offset by final net new home orders at two selling communities, resulting in 10 active selling communities at the end of the first quarter. The remaining new selling communities will open evenly throughout the balance of the year. The Company expects to deliver approximately 55% of its 149 units in backlog as of December 31, 2013 during the first quarter of 2014. For the full year 2014, the Company is establishing initial guidance for deliveries of 660 homes and home sales revenue of $475 million, exclusive of the WRECO transaction.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Thursday, February 27, 2014. The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Participants may access the live webcast by visiting the Company’s investor relations website at www.TRIPointeHomes.com. The call can also be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants.

The replay of the call will be available from approximately 1:00 p.m. Eastern Time on February 27, 2014 through midnight Eastern Time on March 13, 2014. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13575869. The archive of the webcast will be available on the Company’s Web site for a limited time.

About TRI Pointe Homes, Inc.

TRI Pointe Homes, Inc (NYSE: TPH) is engaged in the design, construction and sale of innovative single-family homes in planned communities in major metropolitan areas located throughout California and Colorado. The Company is headquartered in Irvine, California. For more information about the Company and its new home developments please visit the Company’s website at www.TRIPointeHomes.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and the WRECO transaction and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group; availability of qualified personnel and our ability to retain our key personnel; our ability to complete the acquisition of WRECO on the anticipated terms and schedule and to integrate it successfully; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission (‘SEC”).

Additional Information and Where to Find It

In connection with the proposed “Reverse Morris Trust” transaction between TRI Pointe and Weyerhaeuser, pursuant to which the homebuilding subsidiary of Weyerhaeuser, WRECO (with certain exclusions), will be combined with TRI Pointe, TRI Pointe has filed a registration statement on Form S-4 with the SEC, which includes a prospectus. TRI Pointe has also filed a proxy statement which will be sent to the TRI Pointe stockholders in connection with their vote required in connection with the transaction. In addition, WRECO has filed a registration statement in connection with its separation from Weyerhaeuser. Investors and security holders are urged to read the proxy statement and registration statement/prospectus and any other relevant documents because they contain important information about TRI Pointe, the real estate business of Weyerhaeuser and the proposed transaction. The proxy statement and registration statement/prospectus and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Weyerhaeuser upon written request to Weyerhaeuser Company, 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, Attention: Vice President, Investor Relations, or by calling (800) 561-4405, or from TRI Pointe upon written request to TRI Pointe Homes, Inc., 19520 Jamboree Road, Irvine, California 92612, Attention: Investor Relations, or by calling (949) 478-8696.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of TRI Pointe or Weyerhaeuser. However, Weyerhaeuser, TRI Pointe and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from TRI Pointe’s shareholders in connection with the proposed transaction. Information about the Weyerhaeuser’s directors and executive officers may be found in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 18, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Shareholders filed with the SEC on February 25, 2014. Information about the TRI Pointe’s directors and executive officers may be found in its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 28, 2013. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of these participants, whether by security holdings or otherwise, have been included in the registration statement/prospectus, proxy statement and other relevant materials filed with the SEC.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Relations Contact:

Brad Cohen, InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Operating Data:
Home sales	$118,976	$55,200	$63,776	$247,091	$77,477	$169,614
Homebuilding gross margin	$27,416	$11,175	$16,241	$53,999	$13,789	$40,210
Homebuilding gross margin %	23.0%	20.2%	2.8%	21.9%	17.8%	4.1%
Adjusted homebuilding gross margin % *	23.6%	21.4%	2.2%	22.7%	18.9%	3.8%
SG&A expense	$8,806	$4,902	$3,904	$25,543	$11,408	$14,135
SG&A expense as a % of home sales	7.4%	8.9%	(1.5)%	10.3%	14.7%	(4.4)%
Net income	$8,343	$6,446	$1,897	$15,374	$2,506	$12,868
EBITDA *	$17,630	$7,463	$10,167	$31,148	$4,275	$26,873
Interest incurred and capitalized to inventory	$1,047	$780	$267	$3,058	$2,077	$981
Interest expense	$—	$—	$—	$—	$—	$—
Interest in cost of home sales	$710	$660	$50	$2,158	$872	$1,286
Other Data:
Net new home orders	88	75	17%	477	204	134%
New homes delivered	166	89	87%	396	144	175%
Average selling price of homes delivered	$717	$620	16%	$624	$538	16%
Average selling communities	8.3	7.0	1.3	7.4	5.4	2.0
Selling communities at end of period	10	7	3	10	7	3
Cancellation rate	16%	16%	0%	10%	16%	(6)%
Backlog (estimated dollar value)	$111,566	$33,287	235%
Backlog (homes)	149	68	119%
Average selling price in backlog	$749	$490	53%

	December 31,	December 31,
	2013	2012	Change
Balance Sheet Data:
Cash and cash equivalents	$35,261	$19,824	$15,437
Real estate inventories	$455,642	$194,083	$261,559
Lots owned and controlled	3,466	1,550	124%
Homes under construction(1)	185	91	103%
Notes payable	$138,112	$57,368	$80,744
Equity	$322,306	$149,153	$173,153
Book capitalization	$460,418	$206,521	$253,897
Ratio of debt-to-capital	30.0%	27.8%	2.2%
Ratio of net debt-to-capital *	24.2%	20.1%	4.1%

(1)	Homes under construction includes completed homes

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 12

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$35,261	$19,824
Real estate inventories	455,642	194,083
Contracts and accounts receivable	1,697	548
Deferred tax assets	4,611	—
Other assets	8,824	3,061

Total Assets	$506,035	$217,516

Liabilities and Stockholders’ Equity
Accounts payable	$23,397	$7,823
Accrued liabilities	22,220	3,172
Notes payable	138,112	57,368

Total Liabilities	183,729	68,363

Equity:
Members equity	—	149,153
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 31,597,907 shares issued and outstanding as of December 31, 2013	316	—
Additional paid-in capital	310,878	—
Retained earnings	11,112	—

Total Stockholders’ equity	322,306	—

Total Equity	322,306	149,153

Total Liabilities and Equity	$506,035	$217,516

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Home sales	$118,976	$55,200	$247,091	$77,477
Fee building	1,465	829	10,864	1,073

Total revenues	120,441	56,029	257,955	78,550

Expenses:
Cost of home sales	91,560	44,025	193,092	63,688
Fee building	1,187	718	9,782	924
Sales and marketing	3,318	2,285	8,486	4,636
General and administrative	5,488	2,617	17,057	6,772

Total expenses	101,553	49,645	228,417	76,020

Income from operations	18,888	6,384	29,538	2,530
Transaction expenses	(3,597)	—	(4,087)	—
Other income (expense), net	60	62	302	(24)

Income before income taxes	15,351	6,446	25,753	2,506
Provision for income taxes	(7,008)	—	(10,379)	—

Net income	$8,343	$6,446	$15,374	$2,506

Earnings per share
Basic	$0.26	$0.30	$0.50	$0.12
Diluted	$0.26	$0.30	$0.50	$0.12
Weighted average number of shares
Basic	31,597,907	21,597,907	30,775,989	21,597,907
Diluted	31,637,829	21,597,907	30,797,602	21,597,907

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash flows from operating activities
Net income	$8,343	$6,446	$15,374	$2,506
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	524	240	866	431
Amortization of stock-based compensation	1,026	117	2,371	466
Loss on sales of marketable securities	19	—	—	—
Deferred income taxes	(4,611)	—	(4,611)	—
Changes in operating assets and liabilities:
Real estate inventories	(95,764)	(45,615)	(261,559)	(112,060)
Contracts and accounts receivable	(1,164)	(325)	(1,149)	(477)
Other assets	(888)	(1,534)	(6,123)	(1,686)
Accounts payable	8,799	4,513	15,574	5,708
Accrued liabilities	11,148	1,289	19,048	875

Net cash used in operating activities	(72,568)	(34,869)	(220,209)	(104,237)

Cash flows from investing activities
Purchases of furniture and equipment	(134)	(186)	(506)	(288)
Purchases of marketable securities	—	—	(125,000)	—
Sales of marketable securities	30,000	—	125,000	—

Net cash provided by (used in) investing activities	29,866	(186)	(506)	(288)

Cash flows from financing activities
Net proceeds from issuance of common stock	—	—	155,408	—
Cash contributions from member	—	37,000	—	66,000
Financial advisory fee paid on capital raised	—	(1,295)	—	(2,310)
Cash from common units subject to redemption	—	(37,000)	—	—
Borrowings from notes payable	135,150	52,635	258,624	115,888
Repayments of notes payable	(89,490)	(41,703)	(177,880)	(65,393)

Net cash provided by financing activities	45,660	9,637	236,152	114,185

Net increase (decrease) in cash and cash equivalents	2,958	(25,418)	15,437	9,660
Cash and cash equivalents – beginning of period	32,303	45,242	19,824	10,164

Cash and cash equivalents – end of period	$35,261	$19,824	$35,261	$19,824

Supplemental disclosure of cash flow information
Interest paid, net of amounts capitalized	$—	$—	$—	$—

Income taxes	$3,457	$—	$7,226	$—

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling
	Delivered	Price	Delivered	Price	Delivered	Price	Delivered	Price
New Homes Delivered:
Southern California	115	$651	58	$403	280	$516	113	$404
Northern California	44	942	31	1,026	108	922	31	1,026
Colorado	7	388	—	—	8	387	—	—

Total	166	$717	89	$620	396	$624	144	$538

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities
Net New Home Orders:
Southern California	48	5.0	51	5.0	325	4.4	158	4.3
Northern California	30	2.3	24	2.0	129	2.5	46	1.1
Colorado	10	1.0	—	—	23	0.5	—	—

Total	88	8.3	75	7.0	477	7.4	204	5.4

	December 31, 2013			December 31, 2012
		Backlog	Average		Backlog	Average
	Backlog	Dollar	Selling	Backlog	Dollar	Selling
	Units	Value	Price	Units	Value	Price
Backlog:
Southern California	98	$72,419	$739	53	$18,723	$353
Northern California	36	33,581	933	15	14,564	971
Colorado	15	5,566	371	—	—	—

Total	149	$111,566	$749	68	$33,287	$490

	December 31,	December 31,
	2013	2012
Lots Owned and Controlled:
Southern California	1,746	777
Northern California	1,139	520
Colorado	581	253

Total	3,466	1,550

Lots by Ownership Type:
Lots owned	2,282	775
Lots controlled(1)	1,184	775

Total	3,466	1,550

(1)	Lots controlled includes lots that are under land option contracts and purchase contracts. 2012 also included lots under non-binding letters of intent.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended
	December 31,
	2013	%	2012	%
	(dollars in thousands)
Home sales	$118,976	100.0%	$55,200	100.0%
Cost of home sales	91,560	77.0%	44,025	79.8%

Homebuilding gross margin	27,416	23.0%	11,175	20.2%
Add: interest in cost of home sales	710	0.6%	660	1.2%

Adjusted homebuilding gross margin	$28,126	23.6%	$11,835	21.4%

Homebuilding gross margin percentage	23.0%		20.2%

Adjusted homebuilding gross margin percentage	23.6%		21.4%

	Year Ended
	December 31,
	2013	%	2012	%
	(dollars in thousands)
Home sales	$247,091	100.0%	$77,477	100.0%
Cost of home sales	193,092	78.1%	63,688	82.2%

Homebuilding gross margin	53,999	21.9%	13,789	17.8%
Add: interest in cost of home sales	2,158	0.8%	872	1.1%

Adjusted homebuilding gross margin	$56,157	22.7%	$14,661	18.9%

Homebuilding gross margin percentage	21.9%		17.8%

Adjusted homebuilding gross margin percentage	22.7%		18.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,	December 31,
	2013	2012
	(dollars in thousands)
Debt	$138,112	$57,368
Equity	322,306	149,153

Total capital	$460,418	$206,521

Ratio of debt-to-capital(1)	30.0%	27.8%

Debt	$138,112	$57,368
Less: cash and cash equivalents	(35,261)	(19,824)

Net debt	102,851	37,544
Equity	322,306	149,153

Total capital	$425,157	$186,697

Ratio of net debt-to-capital(2)	24.2%	20.1%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful as one measure of the Company’s ability to service debt and obtain financing.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands)
Net income	$8,343	$6,446	$15,374	$2,506
Interest expense:
Interest incurred	1,047	780	3,058	2,077
Interest capitalized	(1,047)	(780)	(3,058)	(2,077)
Amortization of interest in cost of home sales	710	660	2,158	872
Provision for income taxes	7,008	—	10,379	—
Depreciation and amortization	524	240	866	431
Loss on sales of marketable securities	19	—	—	—
Amortization of stock-based compensation	1,026	117	2,371	466

EBITDA	$17,630	$7,463	$31,148	$4,275

The following table reconciles net cash used in operating activities, as reported and prepared in accordance with GAAP, to EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands)
Net cash used in operating activities	$(72,568)	$(34,869)	$(220,209)	$(104,237)
Amortization of interest in cost of home sales	710	660	2,158	872
Provision for income taxes	7,008	—	10,379	—
Changes in operating assets and liabilities:
Real estate inventories	95,764	45,615	261,559	112,060
Contracts and accounts receivable	1,164	325	1,149	477
Other assets	5,499	1,534	10,734	1,686
Accounts payable	(8,799)	(4,513)	(15,574)	(5,708)
Accrued liabilities	(11,148)	(1,289)	(19,048)	(875)

EBITDA	$17,630	$7,463	$31,148	$4,275

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles net income and diluted earnings per share, as reported and prepared in accordance with GAAP, to the non-GAAP measure of net income and diluted earnings per share excluding expenses associated with the WRECO transaction. We believe that this non-GAAP measure provides useful information to investors regarding our performance because it excludes transaction expenses that do not relate to our core operations.

(in thousands, except per share amounts)

	Three Months Ended
	December 31,
	Net Income	Diluted EPS
Amount including transaction expenses (GAAP measure)	$8,343	$0.26
Transaction expenses, net of tax	1,955	0.07

Amount excluding transaction expenses (non-GAAP measure)	$10,298	$0.33

	Year Ended December 31,
	Net Income	Diluted EPS
Amount including transaction expenses (GAAP measure)	$15,374	$0.50
Transaction expenses, net of tax	2,440	0.08

Amount excluding transaction expenses (non-GAAP measure)	$17,814	$0.58